MetLife Investors USA Insurance Company
                            22 Corporate Plaza Drive
                        Newport Beach, California 92660

UNISEX ANNUITY RATES RIDER

This Rider forms a part of the Certificate to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Sections 401, 403 or 408 of the Internal Revenue Code, or where required by state law. In the case of a conflict with any provision in the Certificate, the provisions of this Rider will control. We may further amend the Certificate from time to time to meet any requirements applicable to such plans or laws. The effective date of this Rider is the Issue Date shown on the Certificate Schedule. The provisions of the Certificate are modified as follows:

1.   Deleting any reference to sex;

2. The Certificate is further modified by substituting the attached Annuity Rate Tables for the corresponding Annuity Rate Tables in the Tables section of the Certificate.

MetLife Investors USA Insurance Company has caused this Rider to be signed by its President and Secretary.


Form 7027 (11/00)